SECURITIES AND EXCHANGE COMMISSION
	WASHINGTON, DC 20549

	_____________

	SCHEDULE 13G
	(Rule 13d-102)

	INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
	TO RULES 13d-1(b)(c), AND (d) AND AMENDMENTS THERETO FILED PURSUANT TO RULE 13d-2(b)
	(Amendment No. ____________)


					WEB.COM GROUP

	(Name of Issuer)

					Common Stock

	(Title of Class of Securities)

					94733A104

	(CUSIP Number)

					December 31, 2014

	(Date of Event Which Requires Filing of this Statement)


Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

  X     Rule 13d-1(b)
	Rule 13d-1(c)
	Rule 13d-1(d)



CUSIP NO.  94733A104

13G

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1.

NAMES OF REPORTING PERSONS  Systematic Financial Management, L.P.
I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

          22-3367558

2.

CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*  N/A
(a)
(b)


3.

SEC USE ONLY


4.

CITIZENSHIP OR PLACE OF ORGANIZATION
 Teaneck, New Jersey


NUMBER OF
SHARES
BENEFICIALLY
OWNED BY
EACH
REPORTING
PERSON WITH

5.

SOLE VOTING POWER
                                               0


6.

SHARED VOTING POWER
                                               0


7.

SOLE DISPOSITIVE POWER
                                               0


8.

SHARED DISPOSITIVE POWER
                                               0


9.

AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                                               0
10.

CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
SHARES*


11.

PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9: 0.00%


12.

TYPE OF REPORTING PERSON*
  IA
	*SEE INSTRUCTIONS BEFORE FILLING OUT!







CUSIP NO.  94733A104

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Item 1(a).	Name of Issuer:

	        WEB.COM GROUP

Item 1(b).	Address of Issuer's Principal Executive Offices:

                12808 GRAN BAY, PARKWAY WEST, JACKSONVILLE, FL 32258

Item 2(a).	Name of Person Filing:

Michele Egeberg, Compliance Officer & Manager on behalf of SYSTEMATIC FINANCIAL MANAGEMENT, LP


Item 2(b).	Address of Principal Business Office or, if None, Residence:

300 FRANK W. BURR BLVD., GLENPOINTE EAST, 7TH FLOOR, TEANECK, NJ 07666

Item 2(c).	Citizenship: U.S.A.


Item 2(d).	Title of Class of Securities: Common Stock



Item 2(e).	CUSIP Number: 94733A104



Item 3. If This Statement is Filed Pursuant to Rule 13d-1(b), or 13d-2(b) or (c), Check Whether the Person Filing is a:

(a)	Broker or dealer registered under Section 15 of the Exchange Act.

(b)	Bank as defined in Section 3(a)(6) of the Exchange Act.

(c)	Insurance company as defined in Section 3(a)(19) of the Exchange Act.

(d)	Investment company registered under Section 8 of the Investment Company
        Act.



CUSIP NO.  94733A104

13G

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(e)	 X An investment adviser in accordance with Rule 13d-1(b)(1)(ii)(E);

(f)	  An employee benefit plan or endowment fund
 in accordance with Rule 13d-1(b)(1)(ii)(F);

(g)	  A parent holding company or control person
 in accordance with Rule 13d-1(b)(1)(ii)(G);

(h)	  A savings association as defined in
 Section 3(b) of the Federal Deposit Insurance Act;

(i) A church plan that is excluded from the definition of an investment company under
 Section 3(c)(14) of the Investment Company Act;

(j)	  Group, in accordance with Rule 13d-1(b)(1)(ii)(J).


Item 4.  Ownership.


(a)	Amount beneficially owned:  0


(b)	Percent of class: 0.00%


(c)	Number of shares as to which such person has:

(i)	Sole power to vote or to direct the vote        0

(ii)	Shared power to vote or to direct the vote      0

(iii)	Sole power to dispose or to direct the disposition of      0

(iv)	Shared power to dispose or to direct the disposition of    0






CUSIP NO.  94733A104

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Item 5.	Ownership of Five Percent or Less of a Class.

If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following: [ X ]

Item 6.	Ownership of More than Five Percent on Behalf of Another Person  N/A



Item 7.	Identification and Classification of the Subsidiary Which Acquired
the Security Being Reported on by the Parent Holding Company. N/A


Item 8.	Identification and Classification of Members of the Group. N/A


Item 9.	Notice of Dissolution of Group. N/A


Item 10.	Certifications.

 	[If filed pursuant to Rule 13d-1(b)]:

By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired and are held in the ordinary course of business and were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

[If filed pursuant to Rule 13d-1(c)]:

By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.





CUSIP NO.  94733A104

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SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.



			February 13, 2015
                        (Date)



                         Michele Egeberg, Compliance Officer & Manager (Name/Title)



The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).